Exhibit 99.1

News Release

Contact:	Sean O’Connor, Investor Relations (612) 303-0778 Dana Ripley, Corporate Communications (612) 303-3167

KIMBERLY J. HARRIS JOINS U.S. BANCORP BOARD OF DIRECTORS

MINNEAPOLIS (October 10, 2014) – U.S. Bancorp (NYSE: USB) announced today that its Board of Directors has elected Kimberly J. Harris as a director of the company effective as of October 20, 2014. Harris, 50, is the president and chief executive officer of Puget Energy, Inc., an energy services holding company, and its subsidiary Puget Sound Energy, Inc., a utility company providing electric and natural gas service based in Bellevue, Washington. She has served Puget Sound Energy in various capacities since 1999.

“Kimberly is a proven leader, and her experience running a prominent company that provides critical public infrastructure makes her an outstanding addition to our Board,” said Richard K. Davis, chairman, president and chief executive officer of U.S. Bancorp. “Her extensive risk management and compliance experience will also be a tremendous asset to us, and we welcome her to U.S. Bancorp.”

U.S. Bancorp (NYSE: USB), with $389 billion in assets as of June 30, 2014, is the parent company of U.S. Bank National Association, the 5th largest commercial bank in the United States. The Company operates 3,174 banking offices in 25 states and 5,005 ATMs and provides a comprehensive line of banking, brokerage, insurance, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.

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